EXHIBIT 99.1

March 12, 2015

FOR IMMEDIATE RELEASE

HDS International Announces Strategic Expansion Agreement with SirenGPS, Inc.

ST. LOUIS, MO, March 12, 2015/PRNewswire via COMTEX/ -- HDS International Corp. (OTCPink: HDSI), a technology development company, today announced that it has entered into a Strategic Expansion Agreement and an Intellectual Property License Agreement with SirenGPS, Inc., a developer and licensor of emergency management and emergency response technologies. In conjunction with the agreement, HDS International received a non-exclusive license from SirenGPS and will seek capitalize on the critical need for improved emergency response technologies, by engaging in the development, marketing and sale of SirenGPS emergency management software. SirenGPS provides industry leading solutions that enhance existing emergency communications by, among other things, providing location services for mobile 911 calls. SirenGPS emergency management software lets emergency managers know what is happening and communicate with people in their communities in real-time.

The Company also announced the appointment of Paul Rauner, 46, as Chairman and CEO of the Company, who will lead the Company’s new initiative effective immediately. Concurrently therewith, Mr. Recachinas, the Company’s sole officer and director prior to this transaction, will resign from all positions with Company.

“Smartphones pick up your location so accurately that we use them as our primary navigation devices,” Rauner notes. “However, despite these advances, emergency dispatch today often does not have that information when you call 911. Emergency managers at our schools, hospitals and businesses are even worse off, lacking the tools to know what is happening to the people they are responsible for. SirenGPS’ technology, under license and offered by HDSI, can change that.” The Federal Communication Commission (FCC) Chairman Tom Wheeler recently issued a public statement calling for mobile app technology to address the 911 location problem, and under today’s landmark agreement, HDS International Corp. is prepared to deliver. http://www.fcc.gov/article/doc-331757a2

The Company further announced that it has reached agreements to settle over $1.3 million in previously disclosed liabilities owed by the Company. Under the settlements, certain creditors have agreed to accept newly-issued shares of common stock of the Company in exchange for a general release and settlement of amounts owing, eliminating liabilities from the balance sheet.

“The series of transactions announced today position HDS International to create substantial shareholder value, by eliminating a substantial majority of the Company’s debt and breathing new life into the Company with unique breakthrough emergency management technologies,” said Mr. Recachinas, the Company’s former CEO. “Today’s announcement pivots the Company to pursue substantial value creation in an exciting emerging field where success is ultimately measured not only by profits generated, but by lives saved.”

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Advising on the Strategic Expansion Agreement was Source Capital Group, Inc., a boutique investment banking firm based in Westport, CT focused on emerging growth companies in technology, energy, and other domains.

In connection with the Strategic Expansion Agreement, the Company assigned the rights it had under the NB Provincial License entered into December 10, 2012, and all the rights it had under that certain exclusivity agreement with the City of Saint John, NB, Canada entered into November 30, 2012, to Hillwinds Ocean Energy, LLC, which was formerly the controlling shareholder of the Company.

For additional information about the Company, please visit www.hdsicorp.com, or refer to the Company’s regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTCPink: HDSI), based in Providence, RI, is a technology development company based in St. Louis, MO. In March, 2015, the Company entered into a license agreement with SirenGPS, Inc., a Delaware corporation headquartered in Missouri, relating to technologies that revolutionize emergency communication and emergency response, improving response times by connecting smartphones to emergency services.

Forward-Looking Statements

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION

401-400-0028

info@hdsicorp.com

http://www.hdsicorp.com